Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Complete Solaria, Inc. of our report dated December 16, 2024, relating to the combined financial statements of the SunPower Businesses (the “Acquired Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Acquired Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Atlanta, GA

June 30, 2025